Exhibit 10.3

XENOGEN CORPORATION

CHANGE OF CONTROL SEVERANCE POLICY

This document sets forth all applicable terms of the Change of Control Severance Policy (the “Policy”) of Xenogen Corporation, a Delaware corporation (the “Company”), effective as of the date set forth above and until further amended or terminated by the Company’s Board of Directors (together with a properly authorized committee thereof, the “Board”) in accordance with the terms hereof. Certain capitalized terms used in this Policy are defined in Section 9 below.

POLICY GOALS

A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board recognizes that such consideration can be a distraction to officers and employees and can cause these individuals to consider alternative employment opportunities. The Board believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of its officers and certain other employees, notwithstanding the possibility, threat or occurrence of a Change of Control.

B. Accordingly, the Board believes that it is in the best interests of the Company and its stockholders to provide officers and certain other employees with an incentive to continue their employment and to motivate such individuals to maximize the value of the Company upon a Change of Control for the benefit of its stockholders by providing them with certain benefits to enhance their financial security upon an employment termination following a Change of Control.

POLICY

1. Applicability and Term. This Policy shall be applicable to each individual listed on Exhibit A (each, an “Employee”), which may be amended by the Company from time to time in accordance with Section 10(a) of this Policy. This Policy shall not apply to any Involuntary Termination occurring after the one-year anniversary of the Change of Control Effective Date. Except as set forth in Section 10(a), this Policy shall terminate upon the earlier of (i) the one-year anniversary of the Change of Control Effective Date (except that the termination of this Policy pursuant to Section 1(i) will not terminate the Company’s obligation to continued payment of severance benefits under Section 3 with respect to an Involuntary Termination of an Employee occurring after a Change of Control and prior to the one-year anniversary of the Change of Control Effective Date), (ii) the date that all obligations of the Company and each Employee have been satisfied or (iii) with respect to each Employee, the date prior to a Change of Control on which the Employee is no longer employed by the Company.

2. At-Will Employment. Each Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Policy or required by applicable law, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

3. Change of Control and Severance Benefits.

(a) Termination Following A Change of Control – Column A. If an Employee is listed in Column A of Exhibit A and the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time after a Change of Control and prior to the twelve-month anniversary of the Change of Control Effective Date, and the Employee delivers an effective release of claims as required under and does not breach the covenants specified in Sections 6(a) and 6(b) below, then the Employee shall be entitled to the following severance benefits:

(i) The Company shall continue to pay to the Employee an amount equal to twelve (12) months of the Employee’s then-current base salary in equal installments paid in the same amounts as received prior to the termination, less applicable withholdings and in accordance with the Company’s standard payroll practices, for a period equal to the shorter of (x) the period beginning on the date of such termination and ending on the twelve (12) month anniversary thereafter or (y) the period beginning on the date of termination and ending on March 15 of the year following the year of termination with the last payment equal to the remaining amount of severance payments owed.

(ii) Reimbursement of Employee’s expenses for continuing his or her health care coverage and the coverage of his or her dependents who are covered at the time of the Involuntary Termination under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for a period ending on the earlier of the date that is twelve (12) months after the date of termination or the date on which Employee becomes eligible to be covered by the health care plans of another employer; provided however that any Company obligation under this paragraph requires that Employee timely elect COBRA continuation coverage as required by applicable law.

(b) Termination Following A Change of Control – Column B. If an Employee is listed in Column B of Exhibit A and and the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time after a Change of Control and prior to the twelve-month anniversary of the Change of Control Effective Date, and the Employee delivers an effective release of claims as required under and does not breach the covenants specified in Sections 6(a) and 6(b) below, then the Employee shall be entitled to the following severance benefits:

(i) The Company shall continue to pay to the Employee an amount of Employee’s then-current base salary equal to the Formula (as defined below) in equal installments paid in the same amounts as received prior to the termination, less applicable withholdings and in accordance with the Company’s standard payroll practices, for a period equal to the shorter of (x) the period beginning on the date of such termination and ending on the Formula Anniversary Date (as defined below) or (y) the period beginning on the date of termination and ending on March 15 of the year following the year of termination with the last payment equal to the remaining amount of severance payments owed. For purposes of this Policy, the Formula shall mean the greater of six months or one month per each year or partial year of Employee’s employment with the Company in no event to exceed nine months. For purposes of this Policy, the Formula Anniversary Date shall mean the date that is equal to greater of six months following Employee’s termination date or one month per each year or partial year (in the event Employee’s employment terminates in the middle of a year period) of Employee’s employment with the Company, in no event to exceed nine months following Employee’s termination date.

(ii) Reimbursement of Employee’s expenses for continuing his or her health care coverage and the coverage of his or her dependents who are covered at the time of the Involuntary Termination under COBRA, for a period ending on the earlier of the Formula Anniversary Date or the date on which Employee becomes eligible to be covered by the health care plans of another employer; provided however that any Company obligation under this paragraph requires that Employee timely elect COBRA continuation coverage as required by applicable law.

(c) Other Terminations. If the Employee’s employment with the Company is terminated, other than as a result of an Involuntary Termination, following a Change of Control, then the Employee shall not be entitled to the benefits of Section 3(a) or Section 3(b), as applicable, of this Policy.

(d) Accrued Wages and Vacation, Expenses. Without regard to the reason for, or the timing of, the Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to and including the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

4. Limitation on Payments. In the event it shall be determined that any compensation by or benefit from the Company to the Employee or for the Employee’s benefit, whether pursuant to the terms of this Policy or otherwise (collectively, the “Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s benefits under this Policy shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

5. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Policy and agree expressly to perform the Company’s obligations under this Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Policy, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Policy by operation of law.

(b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer any right or obligation under this Policy to any other person or entity. Notwithstanding the foregoing, the terms of this Policy and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Conditions to Receiving Severance under Section 3(a).

(a) Execution of Release Agreement upon Termination. As a condition of receiving the benefits under Section 3(a) of this Policy, the Employee shall execute and not revoke a general release of claims upon the termination of employment with the Company, which will also confirm the restrictive covenants set forth in Section 6(b) of this Policy and any other post-termination restrictions applicable to the Employee.

(b) Restrictive Covenants. At the time of any Involuntary Termination triggering the payment of any severance benefits under Section 3, Employee shall refrain from competing with the Company and its business for a period of twelve (12) months following such Involuntary Termination (in the case of an Employee listed in Column A of Exhibit A) or the period of time between the Involuntary Termination date and the Formula Anniversary Date (in the case of an Employee listed in Column B of Exhibit A).

7. Notices.

(a) General. Notices and all other communications contemplated by this Policy shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company with or without Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Any such notice provided by the Company under circumstances constituting a for-Cause termination, or by the Employee under circumstances constituting an Involuntary Termination shall indicate the specific termination provision in this Policy relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by either party to include in the notice any fact or circumstance which contributes to a showing of a for-Cause termination or an Involuntary Termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

8. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Policy, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Alameda County in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee and the Company consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Policy or relating to any arbitration in which the parties are participants.

(c) Nothing in this Section modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without Cause.

(d) SUBMISSION OF ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS POLICY, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF THE PARTY’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq; and

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

9. Definition of Terms. The following terms referred to in this Policy shall have the following meanings:

(a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is injurious to the Company, or (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) the signing of an agreement by the Company and another entity relating to a merger or consolidation of the Company with the other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or the signing of an agreement by the Company and another entity relating to the sale or disposition by the Company of all or substantially all of the Company’s assets to the other entity;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(c) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “Involuntary Termination;” (ii) without the Employee’s express written consent, a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (iii) without the Employee’s express written consent, a material reduction by the Company in the kind or level of employee benefits (including cash and stock bonus plans) to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (iv) without the Employee’s express written consent, the relocation of the Employee to a facility or a location which increases Employee’s one-way commute from Employee’s residence at the time of the Change of Control by more than thirty (30) miles; (v) any purported termination of the Employee by the Company which is not effected for Cause; or (vi) the failure of the Company to obtain the assumption of this Policy by any successors contemplated in Section 5.

(d) Change of Control Effective Date. “Change of Control Effective Date” shall mean the effective date of a Change of Control described in Section 9(b)(iii) and Section 9(b)(iv) and shall mean the effective date of the transaction approved by stockholders and described in Section 9(b)(i) and Section 9(b)(ii).

(e) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

10. Miscellaneous Provisions.

(a) Amendment or Termination. The Board may in its sole discretion amend or terminate this Policy at any time and in any manner; provided, however, that the Board may not terminate or amend this Policy in a way that is materially adverse to an Employee without the written consent of the Employee; and provided further that notwithstanding anything to the contrary contained in this paragraph or in this Policy, it is the parties’ intent that no payment made or to be made hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code, as amended, and accordingly, the parties agree that this Policy and the Employees’ rights under it shall be amended to conform to their intent as set forth in this proviso.

(b) Effect of Statutory Benefits. To the extent that any severance benefits are required to be paid to the Employee upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount of severance benefits payable pursuant to Section 3 hereof shall be reduced by such amount.

(c) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Policy, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(d) Waiver. No provision of this Policy may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by the affected Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Policy by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Integration. This Policy supersedes all prior or contemporaneous agreements, whether written or oral, with respect to this Policy; provided that, for clarification purposes, this Policy shall not affect any agreements between the Company and each Employee regarding intellectual property matters, non-solicitation restrictions or confidential information of the Company.

(f) Choice of Law. The validity, interpretation, construction and performance of this Policy shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Policy shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) Employment Taxes. Employee is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder. Employee’s receipt of any benefit hereunder is conditioned on his or her satisfaction of any applicable withholding or similar obligations that apply to such benefit, and any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply. The parties’ mutual intent is that none of the payment arrangements under this Policy constitute a “deferral of compensation” under Internal Revenue Code Section 409A (“Section 409A”) and that this Policy will be interpreted in a manner consistent with that intent. The parties acknowledge, though, that uncertainty exists with respect to certain interpretive issues under Section 409A. Accordingly, notwithstanding anything else to the contrary contained herein, to the extent the Company in good faith determines both that any payment provided for hereunder constitutes a “deferral of compensation” under Section 409A and that

Employee is as of the relevant date a “key employee” (as defined in Section 409A(a)(2)(B)(i)), then no amounts shall be payable to Employee hereunder prior to the earlier of (a) Employee’s death following the date of employment termination, or (b) the date that is six months following the date of Employee’s “separation from service” with the Company (within the meaning of Section 409A). The Company may make such amendments to the terms of this Policy as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A; provided however that no such amendment shall materially increase the cost to, or impose any additional liability on, the Company with respect to any benefits contemplated or provided hereunder.

EXHIBIT A

Column A	Column B
William A. Albright Jason M. Brady David DeNola Michael J Sterns, D.V.M.	Anthony Purchio, Ph.D. Other Xenogen Employees added to this list from time to time by Xenogen’s Compensation Committee